Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE (“AGREEMENT”)

This Confidential Separation Agreement and Release is entered into by and between Jennifer Tate (“Ms. Tate”) and Cracker Barrel Old Country Store, Inc. (the “Company”), on the dates set forth by their respective signatures and with an effective date as specified in Section 6 below.

WHEREAS, Ms. Tate is a former employee of the Company and served as the Company’s Senior Vice President and Chief Marketing Officer;

WHEREAS, Ms. Tate separated from service with the Company on August 25, 2023 (“Separation Date”);

WHEREAS, Ms. Tate and the Company are parties to that certain Severance Agreement dated August 31, 2020 (“Severance Agreement”), which contains certain covenants that extend beyond the term of Ms. Tate’s employment with the Company;

WHEREAS, the Company is willing to provide compensation to Ms. Tate in consideration of the expansion of several of the foregoing covenants and her promise to abide thereby and in consideration of the releases granted by Ms. Tate hereunder;

NOW, THEREFORE, in consideration of their respective concessions, releases and promises made hereunder, and intending to be legally bound, the parties hereby agree as follows:

1.
Separation Payment.  In consideration of Ms. Tate’s performance of her obligations under this Agreement, the Company will pay Ms. Tate a separation payment (“Separation Payment”) in an amount equal to (i) the average closing price of the Company’s stock for the seven trading days beginning on September 13, 2023 and ending on September 21, 2023, multiplied by 3,000, plus (ii) $34,200. The Company will pay the Separation Payment in three equal installments within five business days of each of October 1, November 1, and December 1, 2023, subject to any legally required withholdings.

2.	Termination of Severance Agreement; No Right to Severance or Other Additional Compensation; Forfeiture of Equity Awards.

A.	This Agreement terminates, supersedes and replaces the Severance Agreement in its entirety, and, consequently, the Severance Agreement is void and of no further effect.

B.
Ms. Tate hereby acknowledges and agrees that the Separation Payment is the only amount that is or will be due or owed to her in connection with her employment with the Company. Without limiting the foregoing, Ms. Tate acknowledges that agrees that she has no right to any compensation under the Severance Agreement or under the Company’s FY 2023 Annual Bonus Plan.  She further acknowledges that all equity awards granted to her under the Company’s 2010 or 2020 Omnibus Incentive Compensation Plans, other than awards which vested prior to the Separation Date, were properly withheld from vesting and have been forfeited and that she has no right to the same in whole or in part.

3.	Additional Covenants. In consideration of the Company’s promise to make the Separation Payment, Ms. Tate hereby agrees to the following terms and conditions:

A.
Cooperation.  For six months after the Effective Date hereof, Ms. Tate shall make herself available at mutually agreeable times to answer questions of Company personnel and generally assist with the transfer of her former duties.

B.
Confidentiality.  Indefinitely hereafter, Ms. Tate shall strictly maintain the confidentiality of any and all Company marketing, financial, strategic planning, proprietary or other information which is known by her and which is not generally known to the public.  Ms. Tate acknowledges that, as a result of her employment by the Company, Ms. Tate became familiar with and acquired knowledge of confidential information and certain trade secrets that are special, unique and extraordinarily valuable assets of the Company.  Ms. Tate agrees that all such confidential information and trade secrets are the property of the Company and that all confidential information and trade secrets shall be considered to be proprietary to the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or otherwise used to the detriment of the Company. None of the foregoing confidentiality obligations are intended to, nor shall they, prohibit Ms. Tate from communicating with any governmental agency.

C.
Return of Company Property.  Ms. Tate hereby represents and warrants that she has returned to the Company, or within five business days of the Effective Date hereof will return, all Company property in Ms. Tate’s possession or control, including but not limited to keys, security cards and fobs, credit cards, furniture, equipment, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer files or copies of the same relating to Company business which were or are in Ms. Tate’s possession or control.

D.
Non-Compete.  For six months after the Separation Date, Ms. Tate shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business within the United States that is engaging in the multi-unit restaurant business that offers full service dining (“Restricted Business”). The Company acknowledges and agrees that for purpose of this Agreement only, neither CKE Restaurants Holdings, Inc., nor any business currently operated thereby (collectively, “CKE”) constitutes a Restricted Business. Ms. Tate acknowledges that during the course of Ms. Tate’s employment with the Company, as a result of Ms. Tate’s position within the Company, Ms. Tate has become familiar with the Company’s trade secrets, personnel and other confidential information concerning the Company at a very high level and that Ms. Tate’s services have been of special, unique, and extraordinary value to the Company. Nothing herein shall prohibit Ms. Tate from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Ms. Tate has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Ms. Tate’s services are provided only to such division or subsidiary); or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

E.
Non-Solicit.  For two years after the Separation Date, Ms. Tate shall not directly or indirectly (including as an employee of CKE) do or facilitate any of the following: (i) encourage, solicit, or induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire or pay compensation to any individual who was an employee of the Company as of the Separation Date, even if such individual resigns from the Company (a “Company Employee”); or (iii) encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Ms. Tate or CKE from employing an individual (i) with the consent of the Company or (ii) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at a Company Employee and so long as Ms. Tate has nothing whatsoever to do with identifying, qualifying, or recruiting the individual and does not participate in the recruiting or employment process in any manner.  For illustrative purposes and for the avoidance of doubt,  Ms. Tate may not, directly or indirectly through another person, (i) speak with or exchange texts or emails with any Company Employee regarding a potential job opportunity at CKE or outside of the Company, (ii) provide references or other information about a Company Employee to CKE or to any other another employer with which Ms. Tate is in any way affiliated, or (iii) participate or facilitate the interviewing or assessment of a Company Employee for a position or role with CKE or otherwise outside of the Company.

F.
Other Communications and Non-Disparagement. Beginning on August 21, 2023 and ending three years following the Separation Date, and subject to Paragraph I of this Section 3 below, (i) Ms. Tate will not make any materially derogatory, unflattering or disparaging comments, verbally or in writing, about the Company or any of its current or former directors or officers to any person, or about the Company’s business, products, services, strategies, investments, capabilities or business operations generally; and (ii) Ms. Tate shall not speak with any analysts or members of the investment community (including shareholders or potential shareholders) about the Company or its businesses or its executives or directors, but shall instead refer all such inquiries to the Company’s investor relations department. Notwithstanding the foregoing, nothing herein is intended to or should be construed to interfere with Ms. Tate’s (i) obligations to be truthful and accurate under oath, or (ii) Ms. Tate’s right or ability to respond to a breach by the Company of its obligations under this Agreement.  Furthermore, nothing herein is intended to deter, interfere with, or discourage Ms. Tate from exercising any right to communicate truthfully and in good faith with governmental or regulatory agencies or authorities.  Should any such agencies or authorities file a charge, action, complaint or lawsuit against Company based upon any of the claims released by Ms. Tate under the release attached hereto or otherwise released in connection with the termination of Ms. Tate’s employment, Ms. Tate agrees not to seek or accept any resulting relief or other pecuniary benefit whatsoever.

G.
Reasonable Scope.  Ms. Tate agrees and acknowledges that the covenants set forth in this Section 3 are reasonable in scope and duration and necessary to protect the legitimate business interests of the Company and that the potential benefits conferred to Ms. Tate under this Agreement, whether or not such benefits are actually paid or provided to Ms. Tate, are sufficient consideration therefor.  If any of the provisions of the covenants in this Section 3 is construed to be invalid or unenforceable in any respect, the same shall be modified as the court may direct in order to make such provision reasonable and enforceable, and such modification of the provision shall not affect the remainder of the provisions of the covenants, and such provision will be given the maximum possible effect and the modified Agreement will be fully enforceable.

H.
Refund of Separation Payment.  Ms. Tate acknowledges that her performance of her obligations under paragraphs E and F of this Section 3 are of the essence of this Agreement, and that her breach of her obligations under such paragraphs would cause damages that would be difficult or impossible to calculate or prove with precision.  Without prejudice to the Company’s ability to pursue equitable relief in order to prevent or stop any breach of these obligations by Ms. Tate, if the Company reasonably believes that Ms. Tate has breached any such obligations, the Company may suspend the payment of any remaining installment of the Separation Payment unless and until a court or arbitrator rules otherwise.  In the event a court or arbitrator rules that Ms. Tate in fact breached her obligations under paragraphs E or F of this Section 3, (i) Ms. Tate shall be obliged to refund the Separation Payment to the Company (less any unpaid installments thereof); and (ii) Ms. Tate will promptly reimburse the Company for all costs and reasonable attorneys’ fees incurred by the Company in bringing the action.

I.
Prior Critical Statements. The non-disparament obligations of Ms. Tate under Paragraph F of this Section 3 begin on August 21, 2023. The Company acknowledges the possibility that Ms. Tate may have made statements, verbally or in writing, prior to August 21, 2023, that could be deemed to be defamatory or critical of the Company or certain of its officers or directors or about the company’s business, products, services, strategies, investments, capabilities or business operations generally (any of the foregoing, “Prior Critical Statements.”). Ms. Tate will have no liability, and the Company will have no right to withhold or receive nay refund of any installment of the Separation Payment, to the extent that such liability or right is based on a prior Critical Statement.

4.
References.  In the event that the Company or any officer thereof is contacted by a prospective employer or recruiting firm regarding Ms. Tate, the Company will confirm only that Ms. Tate worked for the Company as its Senior Vice President and Chief Marketing Officer from August 31, 2020 until the Separation Date and left under good terms.

5.
Confidentiality of Agreement.  Subject to Section 8 below and except as may be required by law or court order or to enforce the terms of this Agreement, Ms. Tate will keep confidential and not disclose to any person or entity the substance and terms of this Agreement.  Notwithstanding the foregoing, Ms. Tate may make such disclosure to (i) the legal department of CKE, and (ii) to the extent required on a need-to-know basis, to her attorneys, tax preparers or accountants for tax or legal purposes or to her immediate family, so long as she first advises all such individuals of the foregoing confidentiality obligations of this Agreement, and they agree to comply therewith. The Company may provide a copy of this Agreement to CKE and any other employer for which Ms. Tate eventually works.

6.
Continued Cooperation.  For five years following the Separation Date, Ms. Tate will cooperate as reasonably requested from time to time in the Company’s defense of litigation instituted by any private party (but specifically excluding Government Agencies, as defined below).  To that end, Ms. Tate will not voluntarily provide any information or testimony concerning the Company to a non-Government Agency absent a court order or subpoena compelling her to do so.  In the event Ms. Tate receives such an order or subpoena, she further agrees to: (i) provide a copy of the order/subpoena to the Company’s General Counsel, currently Richard Wolfson, within 24 hours of receipt; (ii) oppose any such subpoena and/or allow the Company to oppose such a subpoena on her behalf; and (iii) cooperate with the Company in preparing for her testimony if and when it is compelled or requested by the Company.  Ms. Tate will testify truthfully in all matters, including on those occasions when she may be called upon by the Company to do so.  All reasonable costs incurred by Ms. Tate in connection with her obligations under this Section 6 will be reimbursed by the Company upon a timely request for reimbursement.

7.
Unconditional Release.  In consideration of the Company’s entrance into this Agreement, Ms. Tate, hereby knowingly and voluntarily forever releases the Company, its parent, subsidiary and all affiliated corporations, officers, managers, agents, attorney, assigns and representatives (“Released Parties”) from any and all claims or causes of action that she may have, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, that arise from any event occurring prior to the execution of this Agreement, including but not limited to, events related to her employment relationship with the Company and the termination of that employment relationship.  The foregoing release and waiver of claims includes, but is not limited to, (i) all claims arising under federal, state or local laws governing the employment relationship between Ms. Tate and the Company, including but not limited to those prohibiting employment discrimination; (ii) all claims growing out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract, actual or implied, tort or retaliation claims; (iii) all claims of employment discrimination based on race, color, religion, creed, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981; (iv) all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, all claims under the Employee Retirement Income Security Act (ERISA); (v) all claims of employment discrimination under the Americans With Disabilities Act (ADA) and the Genetic Information Nondiscrimination Act; (vi) all claims under the Family and Medical Leave Act (FMLA); and (vii) all claims under state law concerning Ms. Tate’s employment and/or payment of compensation or benefits including claims for unused vacation benefits. Notwithstanding the foregoing, Ms. Tate does not release or discharge any claim, demand, rights or causes of action against any Released Party arising under the ADEA after she signs this Agreement on the date hereof.  Ms. Tate acknowledges and agrees that she has knowingly and voluntarily waived her right to review and consider this Agreement for at least twenty-one (21) calendar days before signing the Agreement (the “Review Period”), and that she has not been induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the Agreement prior to the expiration of the Review Period or by providing different terms for signing the Agreement prior to the Review Period’s expiration.  Ms. Tate also acknowledges that no material changes have been made to this Agreement since she first received the Agreement from the Company.  Finally, Ms. Tate acknowledges that she had the opportunity and was advised to consult with an attorney of her own choice before signing this Agreement and that her signature appearing hereunder is knowing and voluntary.. Ms. Tate acknowledges and agrees that she may revoke this Agreement within seven (7) calendar days after the date of the Agreement (the “Revocation Period”) and that this Agreement will not become effective or enforceable until this Revocation Period has expired.

8.
Communications with Governmental Agencies.  Nothing in this Agreement will be interpreted as prohibiting Ms. Tate from communicating with or participating in any administrative proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Labor, or other federal, state or local law agency (“Government Agencies”).  Nothing in this Agreement is intended to limit Ms. Tate’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Should any entity, agency, commission, or person file a charge, action, complaint, or lawsuit against the Company based upon any of the claims otherwise released by Ms. Tate herein, Ms. Tate agrees not to seek or accept any relief or pecuniary benefit whatsoever resulting from such charge, action, complaint, or lawsuit, other than an award for information provided to the SEC.

9.
Opportunity for Counsel.  Ms. Tate represents and warrants that she had the opportunity to be represented by counsel in connection with her consideration and execution of this Agreement, that she has entered into this Agreement voluntarily, and that she has not relied on any representation made to her other than as set forth in this Agreement in deciding whether to enter into this Agreement.

10.
Governing Law; Arbitration.  This Agreement will be interpreted under Tennessee law. Any and all disputes arising out of this Agreement will first be submitted to mediation by a private mediator mutually agreed upon by the parties, and, if necessary, thereafter to individual arbitration administered by the American Arbitration Association pursuant to its Employment rules and consistent with the ADR policy adopted by the Company.  The Company’s ADR policy is incorporated as if set forth fully herein.  Ms. Tate’s previously executed ADR Agreement remains in full force and effect and is not superseded by this Agreement.

11.
Reasonableness of Agreement. Ms. Tate agrees and acknowledges that all of her covenants and obligations under this Agreement are reasonable in nature and in scope and necessary to protect the legitimate business interests of the Company.

12.
Miscellaneous.  This Agreement represents the complete and integrated agreement of the parties with respect to its subject matter and, except to the extent expressly stated otherwise herein, replaces and supersedes all prior negotiations, understandings, discussions, and agreements, whether oral or written, between them.  This Agreement may not be amended, and the rights and obligations of the parties hereunder may not be assigned or delegated, except by the written agreement of the parties in each instance, and any waiver by a party of its rights hereunder must be in writing and will serve only as a waiver in such instance.  If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect. This Agreement may be signed in counterparts through the exchange of electronic signatures or signatures exchanged as PDF files, which will have the effect of original signatures for all purposes.

[The remainder of this page has been left blank intentionally.  Signature page follows.]

[Signature Page to Confidential Separation Agreement and Release]

/s/JenniferTate	Date:	8/25/23
Jennifer Tate

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/Jennifer Lankford	Date:	8/28/23

Its:	Deputy General Counsel